                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                               ARTISTDIRECT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

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

                               [ARTISTDIRECT LOGO]

                               ARTISTDIRECT, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 29, 2001

TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ARTISTDIRECT, INC., a Delaware corporation (the "Company"), will be held on Tuesday, May 29, 2001, at _____ _.m. Pacific Time at _____________________ for
the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

         1. To elect three directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

         2. To ratify the appointment of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2001;

         3. To approve the formation of a record label company as a co-venture between the Company and Frederick W. Field;

         4. To approve an amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split; and

         5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on April 30, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


                                              Sincerely,

                                              Marc P. Geiger
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer


Los Angeles, California
April __, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               [ARTISTDIRECT LOGO]


                               ARTISTDIRECT, INC.
                       5670 WILSHIRE BOULEVARD, SUITE 200
                          LOS ANGELES, CALIFORNIA 90036

                             -----------------------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON TUESDAY, MAY 29, 2001

                             -----------------------

GENERAL

         The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors of ARTISTDIRECT, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 29, 2001 (the "Annual Meeting") and at any adjournment or postponement thereof. The Annual Meeting will be held at _____ _.m. Pacific Time at _____________________. These proxy solicitation materials were mailed on or about May ___, 2001 to all stockholders entitled to vote at the Annual Meeting.

VOTING; QUORUM

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 30, 2001, the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Annual Meeting, __________ shares of the Company's common stock, par value $0.01 ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.

         The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. In the election of directors, the three nominees receiving the highest number of affirmative votes shall be elected. Proposals Two, Three and Four require the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One and Proposal Two, abstentions will be counted towards the tabulations of votes cast of such proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposals have been approved. With regard to Proposal Three and Proposal Four, both abstentions and broker non-votes will be counted towards the tabulations of votes cast on such proposals presented to the stockholders and each will have the same effect as negative votes.

PROXIES

         If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the accompanying Notice and Proxy

Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices at 5670 Wilshire Boulevard, Suite 200, Los Angeles, California 90036 a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting of Stockholders must be received no later than January __, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than March ___, 2002.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                             ----------------------

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class as nearly equal in number as possible as determined by the Board. The Board currently consists of nine persons. The class whose term of office expires at the Annual Meeting currently consists of three directors. The directors elected to this class will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until their successors have been duly elected and qualified. Two of the three nominees listed below are currently directors of the Company. If this proposal is approved, the Board will consist of nine persons, with each class consisting of three directors.

         The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

NOMINEES FOR TERM ENDING UPON THE 2004 ANNUAL MEETING OF STOCKHOLDERS

         KEITH K. YOKOMOTO, 38, co-founded the Company and has served as its President since July 1999, as its Chief Operating Officer since January 1997 and as a director since July 1998. From September 1985 to January 1997, Mr. Yokomoto was a manager of new ventures and business development and a project engineer at Hughes Electronics. Mr. Yokomoto received his B.S. in Mechanical Engineering from the University of California at San Diego and his M.B.A. from the University of Southern California.

         FREDERICK W. FIELD, 48, currently serves as Chairman of the Board and Chief Executive Officer of Radar Pictures, Inc., a film production company. From 1990 to 2000, Mr. Field served as Co-Chairman of Interscope Records, a music production company. From 1979 to 1997, Mr. Field served as Chairman of the Board and Chief Executive Officer of Interscope Communications, Inc. Additionally, Mr. Fields serves on the board of directors of Interland, Inc. and several privately-held companies.

         BENJAMIN MOODY, 41, has served as a director since March 2001. Mr. Moody presently is Vice Chairman and Chief Financial Officer of Cisneros TV Group, a media entertainment company, as well as Managing Director and Chief Financial Officer of Ibero-American Partners II, Ltd. Moody also currently serves as a director of several media companies, including Playboy TV International, LLC and The Locomotion Channel. From June 1996 to June 1998, Mr. Moody was a Managing Director of Violy, Byorum and Partners, LLC. From June 1992 to June 1996, Mr. Moody was a Vice President of Citicorp Securities, Inc. Mr. Moody received his Bachelor of Arts degree in English Language and Literature from Saint Benet's Hall, Oxford University.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF
STOCKHOLDERS

         DONALD P. MULLER, 40, co-founded the Company and has served as the President of ARTISTdirect Agency since July 1999 and as a director since July 1998. From January 1997 to June 1999, Mr. Muller was a co-Chief Executive Officer of ARTISTdirect, LLC. From October 1992 to December 1996, Mr. Muller was a talent agent overseeing William Morris Agency's Contemporary Music Worldwide division. From 1986 to September 1992, Mr. Muller was a club agent at International Creative Management. Mr. Muller received his B.A. in Communications from the University of Iowa. In 1990, Mr. Muller co-founded the Lollapalooza concert tour.

         STEPHEN M. KRUPA, 36, has served as a director since May 1999. Mr. Krupa is a founding member and Managing Director of Psilos Group Managers, LLC, a private venture capital fund focused on the digital media, information technology and health care sectors. Mr. Krupa serves on the Board as a representative of Chase Capital Partners. Mr. Krupa is currently a director of several private Internet companies. From February 1995 to July 1998, Mr. Krupa held various positions at Wasserstein Perella & Co., most recently as a Vice President where he specialized in mergers and acquisitions advisory work. Mr. Krupa received his B.S. in Mechanical Engineering from the University of South Florida and his M.B.A. from the Wharton School of the University of Pennsylvania.

         ALLEN D. LENARD, 59, has served as a director since July 1998. Mr. Lenard is Managing Partner of Lenard & Gonzalez LLP, a transactional entertainment law firm. Mr. Lenard received his B.A. in Business Administration from the University of Wisconsin, Madison and his J.D. from the University of California at Los Angeles School of Law.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF
STOCKHOLDERS

         MARC P. GEIGER, 38, co-founded the Company and has served as Chief Executive Officer since the Company's inception and as the Company's Chairman of the Board since July 1998. From January 1992 to December 1996, Mr. Geiger was the Senior Vice President of Marketing, A&R and New Media at American Recordings, Inc. From 1984 to 1991, Mr. Geiger worked as a talent agent for Regency Artists, that was later acquired by the William Morris Agency. In 1990, Mr. Geiger co-founded the Lollapalooza concert tour.

         CLIFFORD H. FRIEDMAN, 42, has served as a director since July 1998. Mr. Friedman is a Senior Managing Director at Bear, Stearns & Co. Inc. where he manages venture capital funds, including Constellation Venture Capital, L.P. Mr. Friedman serves on the Board as a representative of Constellation. From January 1996 to August 1997, Mr. Friedman served as a Senior Vice President of Universal Studios. From January 1995 to January 1996, Mr. Friedman was a Vice President of Corporate Development at NBC. Mr. Friedman received his B.S. in Electrical Engineering and Computer Science and his M.S. in Electrophysics from Polytechnic University. Mr. Friedman received his M.B.A. from Adelphi University.

         DARA KHOSROWSHAHI, 31, has served as a director since March 2000. Since October 1999, Mr. Khosrowshahi has been President of USANetworks Interactive, a division of USAi. From February 1998 to October 1999, Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC. From 1991 to 1998, he was at Allen & Company Incorporated, an investment bank, where he was a Vice President from 1995 to 1996 and a director from 1996 to 1998. Mr. Khosrowshahi also serves as a director of Ticketmaster Online-CitySearch, Inc., HRN and several private companies. Mr. Khosrowshahi received his B.S. in Bioelectrical Engineering from Brown University.

BOARD COMMITTEES AND MEETINGS

         The Board of Directors held five meetings and acted by unanimous written consent three times during the fiscal year ended December 31, 2000 (the "2000 Fiscal Year"). The Board has an Audit Committee and a Compensation Committee. Except as set forth below, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2000 Fiscal Year. Mr. Rubin did not attend any Board meetings in the 2000 Fiscal Year.

         AUDIT COMMITTEE. The Audit Committee currently consists of three directors, Messrs. Friedman, Khosrowshahi and Krupa, and is primarily responsible for approving the services performed by the Company's independent accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The committee also reviews the Company's accounting and financial policies in general and the Company's management's procedures and policies with respect to the Company's internal accounting controls. The Audit Committee held three meetings during the 2000 Fiscal Year and did not act by unanimous written consent during the 2000 Fiscal Year.

         The Board of Directors adopted and approved a written charter for the Audit Committee on March 21, 2000, a copy of which is attached hereto as Appendix A. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

         COMPENSATION COMMITTEE. The Compensation Committee currently consists of three directors, Messrs. Friedman, Krupa and Lenard, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also reviews and recommends to the Board of Directors on matters relating to employee compensation and benefit plans. The Compensation Committee did not meet during the 2000 Fiscal Year.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company or one of its subsidiaries do not currently receive any cash compensation from the Company for their service as members of the Board of Directors or any Board committee. However, Directors are reimbursed for all reasonable travel and lodging expenses incurred by them in attending Board and committee meetings. All directors are eligible to participate in the 1999 Employee Stock Option Plan.

         In December 2000, we granted Dara Khosrowshahi, one of our outside directors, options to purchase 50,000 shares of our common stock at a price per share of $0.75. We did not grant any of our other outside directors shares or options to purchase our common stock during 2000.

REQUIRED VOTE

         The three nominees receiving the highest number of affirmative votes of the outstanding shares of the Common Stock, voting together as a single class, present or represented by proxy and entitled to be voted for them, shall be elected as directors. Each Proxy cannot be voted for a greater number of persons than three.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                  PROPOSAL TWO:

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected the firm of KPMG LLP, independent public accountants for the Company during the 2000 Fiscal Year, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. Stockholder ratification of such selection is not required by the Company's Bylaws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

         A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

         Fees Billed to Company by KPMG LLP during Fiscal 2000:

         AUDIT FEES

         Audit fees billed to the Company by KPMG LLP during the Company's 2000 Fiscal Year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $140,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

         ALL OTHER FEES

         Fees billed to the Company by KPMG LLP during the Company's 2000 Fiscal Year for all other non-audit services rendered to the Company, including services related to the Company's initial public offering and tax related services totaled $114,000.

         DETERMINATION OF INDEPENDENCE The Company's Audit Committee has determined that the fees received by KPMG LLP for the non-audit related services listed above is compatible with maintaining KPMG's independence.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 PROPOSAL THREE:

                       APPROVAL OF RECORD LABEL CO-VENTURE

GENERAL

         The Company is in the process of negotiating and attempting to enter into a definitive agreement to form a new record label company as a co-venture between the Company and Frederick W. Field (also see Proposal One of this proxy statement regarding Mr. Field's nomination as Chairman of the Board and Chief Executive Officer of the Company).

         On March 31, 2001, the Company and Mr. Field entered into a non-binding preliminary agreement regarding the formation of the record label venture. Currently, the Company and its advisors are negotiating the terms of this transaction with the goal of entering into a definitive agreement as soon as possible. If the Company is successful at entering into a definitive agreement, it intends to seek, at the 2001 Annual Meeting, the approval of its stockholders for the transaction.

         The preliminary agreement is non-binding and there can be no assurance that we will be successful in entering into a definitive transaction with Mr. Field. The consummation of a transaction is conditioned on the parties successfully negotiating and entering into a definitive agreement as well as the completion of legal, financial and business due diligence by both parties. The transaction is also subject to ARTISTdirect obtaining final approval by our Board of Directors as well as obtaining stockholder approval for the transaction. In addition, even if the transaction is consummated, if we are not able to successfully develop and operate the new record label, our business, results of operations and financial condition could be materially and adversely affected.

         If the Company is successful at entering into a definitive agreement, the terms of the material agreements relating to the transaction will be set forth in the Company's definitive proxy statement that the Company will file with the Securities and Exchange Commission.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of the record label venture to be issued in the transaction, or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         If the Company is successful at entering into a definitive agreement with Mr. Field, it is contemplated that Mr. Field will serve as Chairman of the Board and Chief Executive Officer of the Company, and as Chief Executive Officer of the record label company. In addition, Allen Lenard, a director of the Company, has in the past provided, and may in the future provide, legal representation to Mr. Field on matters unrelated to the above-described transaction.

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

         The preliminary agreement between the Company and Mr. Field is non-binding and is subject to further negotiation and the satisfaction of several significant conditions. The consummation of a transaction is conditioned upon the Company and Mr. Field successfully negotiating and entering into definitive agreements, as well as the completion of legal, financial and business due diligence by the Company and Mr. Field. There can be no assurance that the Company will be successful at entering into a definitive transaction with Mr. Field. The transaction is further subject to the Company obtaining approval of the final terms of the transaction by its Board of Directors, including each of the directors who have no interests in the record label venture, and by its stockholders.

STOCKHOLDER APPROVAL

         If the Company is successful at entering into a definitive agreement with Mr. Field, the affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 2001 Annual Meeting would be required for approval of the formation of the record label co-venture with Mr. Field.

         Pursuant to a voting agreement entered into on April 12, 2001, several of the Company's stockholders, including the Company's directors, executive officers and their affiliates, owning over fifty percent of the Company's common stock outstanding as of March 31, 2001 have, subject to certain conditions, agreed to vote all of their shares of the Company's common stock for approval of the formation of the record label co-venture with Mr. Field. As a result of the voting agreement, should the Company be successful at entering into a definitive agreement with Mr. Field, the required stockholder approval of the formation of the record label co-venture with Mr. Field is likely.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         IF THE COMPANY IS SUCCESSFUL AT ENTERING INTO A DEFINITIVE AGREEMENT WITH MR. FIELD, THE BOARD OF DIRECTORS WOULD, AT THE 2001 ANNUAL MEETING, RECOMMEND THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE FORMATION OF THE RECORD LABEL CO-VENTURE WITH MR. FIELD.

                                 PROPOSAL FOUR:

     APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
      TO EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK

GENERAL

         The Company and its Board of Directors currently believe it would be in the best interests of the Company and its stockholders to adopt an amendment of the Company's certificate of incorporation that will effect a reverse stock split in which each five issued and outstanding shares of the Company's common stock will be converted into one share. The amendment to the certificate of incorporation that will effect the reverse split will become effective upon its filing with the Delaware Secretary of State, which the Company currently plans to make as soon as reasonably practicable after receiving stockholder approval. Its full text is set forth in the proposed amendment to the certificate of incorporation attached to this proxy statement as Appendix B.

         Under Section 242(c) of the Delaware General Corporation Law, the Board of Directors has reserved the right, notwithstanding the stockholders' approval of the amendment to the certificate of incorporation at the 2001 Annual Meeting, to abandon it at any time before the amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the amendment to the certificate of incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's common stock, business developments, and its actual and projected financial performance.

         The Board of Directors unanimously approved the proposed amendment to the Company's certificate of incorporation on April 11, 2001, subject to stockholder approval, and recommends that the stockholders vote FOR approval of the amendment.

PURPOSE AND BACKGROUND OF THE REVERSE SPLIT

         The Company's primary objective in proposing the reverse split is to raise the per share price of its common stock in an effort to continue its listing on the Nasdaq National Market. To maintain listing, the Nasdaq National Market requires, among other things, that the Company's common stock maintain a minimum bid of $1.00 per share and a market value of public float of at least $5 million. As of the date of this proxy statement, the Company is in compliance with the public float requirement, but the closing bid price of the Company's common stock has been below $1.00 since October 16, 2000.

         On March 1, 2001, Nasdaq notified the Company that, because the closing bid price of its common stock had been below $1.00 for over 30 consecutive trading days, it would be subject to delisting. At the Company's request, the Nasdaq Listing Qualifications Panel will conduct a hearing on April 12, 2001 to give the Company an opportunity to appeal Nasdaq's decision to delist its common stock. There can be no assurance, however, that the panel will decide to allow the Company to remain listed on the Nasdaq National Market even if the reverse stock split is approved.

         The Company expects that the reverse split will increase the bid price per share of its common stock above the $1.00 per share minimum price, thereby satisfying this listing requirement. However, there can be no assurance that the reverse split will have that effect or that it will enable the Company to maintain the listing of its common stock on the Nasdaq National Market.

         In addition to its desire to remain listed on the Nasdaq National Market, the Board of Directors believes that the low per share market price of the Company's common stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company's reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. These factors may adversely affect not only the pricing of the Company's common stock but also its liquidity and the Company's ability to raise additional capital through the sale of stock.

         The Company hopes that the decrease in the number of shares of its common stock outstanding as a consequence of the reverse split, and the anticipated increase in the price per share, will encourage greater interest in its common stock by the financial community and the investing public and possibly promote greater liquidity for the Company's stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected.

         There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company's common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

         The Company is not aware of any present efforts by anyone to accumulate its common stock, and the proposed reverse split is not intended to be an anti-takeover device.

EFFECT ON MARKET FOR COMMON STOCK

         On April 11, 2001, the closing bid price for the Company's common stock on the Nasdaq National Market $0.72 per share. By decreasing the number of shares of common stock outstanding without altering the aggregate economic interest represented by the shares, the Company believes the market price will be increased. The greater the market price rises above $1.00 per share, the less risk there will be that the Company will fail to meet the requirements for maintaining the listing of its common stock on the Nasdaq National Market. However, there can be no assurance that the market price of the common stock will rise to or maintain any particular level or that the Company will at all times be able to meet the requirements for maintaining the listing of its common stock on the Nasdaq National Market.

EFFECTS OF REVERSE SPLIT ON COMMON STOCK; NO FRACTIONAL SHARES

         If the stockholders approve the amendment to the Company's certificate of incorporation, the principal effect of the reverse split will be to decrease the number of issued and outstanding shares of the Company's common stock from approximately 37.8 million shares to approximately 7.6 million shares, based on the number of shares outstanding on the record date for the stockholder meeting. The total number of shares of common stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split divided by five. If the number of shares a stockholder holds is not evenly divisible by five, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the average of the closing bid and closing asked prices of the common stock as last reported on the Nasdaq National Market before the reverse split takes effect.

EFFECT ON OUTSTANDING OPTIONS AND WARRANTS

         As of the record date for the stockholder meeting, the Company had outstanding employee stock options to purchase an aggregate of ______________ shares of common stock with exercise prices per share ranging from $_____ to $_____ per share and warrants to purchase an aggregate of _________ shares of common stock with exercise prices per share ranging from $_____ to $______ per share. Under the terms of the options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be reduced to one-fifth the number currently covered and the exercise price per share will be increased by five times the current exercise price.

EFFECT ON LEGAL ABILITY TO PAY DIVIDENDS

         The Company's common stockholders are entitled to receive distributions of cash or other property, if any, that may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution. Therefore, the reverse split will not affect potential distributions to the Company's stockholders. The Company has never paid cash dividends on its common stock and has no plans to pay cash dividends in the foreseeable future. The Company's current policy is to retain all available earnings for use in the operation and growth of its business. Any future cash dividends will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors.

PAYMENT FOR FRACTIONAL SHARES; EXCHANGE OF STOCK CERTIFICATES

         The Company will appoint Mellon Investor Services LLC, 400 South Hope Street, 14th Floor, Los Angeles, California 90079, (213) 553-9722, to act as exchange agent for common stockholders in connection with the reverse split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from the Company's current cash reserves. The Company's stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that amount will be material.

         As of the record date for the stockholders meeting, the Company had approximately _____ common stockholders of record (although the Company had significantly more beneficial holders). The Company does not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

         On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder's new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s).

         Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of the Company's outstanding voting shares is required for approval of the amendment to the Company's certificate of incorporation authorizing the one-for-five reverse split of the Company's common stock.

         Pursuant to a voting agreement, several of the Company's stockholders, including the Company's directors, executive officers and their affiliates, owning beneficially over fifty percent of the Company's common stock outstanding as of March 31, 2001 have agreed to vote all of their shares of the Company's common stock for approval of the amendment to the Company's certificate of incorporation authorizing the one-for-five reverse split of the Company's common stock. As a result of the voting agreement, the required stockholder approval of the amendment to the Company's certificate of incorporation authorizing the one-for-five reverse split of the Company's common stock is assured.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AUTHORIZING THE ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK.

                                  OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                             OWNERSHIP OF SECURITIES

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of March 31, 2001 by (i) all persons who are beneficial owners of five percent (5%) or more of the Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                   PERCENTAGE
                                                   SHARES          OF SHARES
                                                BENEFICIALLY      BENEFICIALLY
        BENEFICIAL OWNER                            OWNED           OWNED(1)
        ----------------                        ------------      ------------
Entities affiliated with Constellation
  Venture Capital, L.P. (2) ................      2,751,134           7.3%
575 Lexington Avenue
New York, New York 10022

Universal Music Group, Inc. ................      3,125,000           8.3
10 Universal City Plaza
Universal City, California 91608

Marc P. Geiger .............................      3,377,404           8.9

Donald P. Muller ...........................      3,291,778           8.7

Keith K. Yokomoto (3) ......................      2,604,227           6.8

James B. Carroll (4) .......................        561,026           1.5

Rick Rubin .................................      3,620,220           9.6
c/o Alan S. Halfon & Company
9595 Wilshire Boulevard, Suite 505
Beverly Hills, California 90212

Clifford H. Friedman (2) ...................      2,751,134           7.3

Dara Khosrowshahi ..........................             --            --

Stephen Krupa (5) ..........................      1,301,939           3.4

Allen D. Lenard (6) ........................        655,508           1.7
1900 Avenue of the Stars, Twenty-Fifth Floor
Los Angeles, California 90067

Benjamin Moody .............................             --            --

All current directors and executive officers
  as a group (10 persons) (7) ..............     18,163,236          46.3

------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is care of ARTISTdirect, Inc., 5670 Wilshire Boulevard, Suite 200, Los Angeles, California, 90036. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 37,796,081 shares of common stock issued and outstanding as of March 31, 2001 and does not reflect the effect of the Company's tender offer which was consummated on April 11, 2001, pursuant to which the Company purchased 2,000,000 shares of its common stock. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2) Includes (a) 2,263,793 shares held by Constellation Venture Capital, L.P.; and (b) 487,341 shares held by Constellation Ventures (BVI), Inc. Mr. Friedman is President and Chief Executive Officer of Constellation Ventures
     (BVI), Inc. and managing member of Constellation Ventures Management, LLC, the general partners of Constellation Venture Capital, L.P. As such, Mr. Friedman may be deemed to exercise voting and investment power over such shares. Mr. Friedman disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(3) Includes (a) 371,027 shares held by Keith Yokomoto as trustee of the Geiger Children's Trust, (b) 371,027 shares held by Keith Yokomoto as trustee of the Muller Children's Trust and (c) 696,831 shares issuable upon options exercisable within 60 days of March 31, 2001. Mr. Yokomoto has sole voting and dispositive power over these shares. Mr. Yokomoto disclaims beneficial ownership of these shares. Also includes 2,000 shares held by Mr. Yokomoto's spouse.

(4) Includes 448,448 shares subject to options which are exercisable within 60 days of March 31, 2001.

(5) Includes (a) 783,535 shares held by Psilos Group Partners, L.P.; (b) 445,024 shares held by CCP/Psilos ARTISTdirect, LLC; and (c) 73,380 shares held by CCP/Psilos UBL, LCC. Mr. Krupa is managing director of Psilos Group Managers, LLC and a member of Psilos Group Investors, LLC. Psilos Group Investors, LLC is the managing member of both CCP/Psilos ARTISTdirect, LLC and CCP/Psilos UBL, LLC and is the general partner of Psilos Group Partners, L.P. As such, Mr. Krupa may be deemed to exercise voting and investment power over such shares. Mr. Krupa disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(6) Includes (a) 356,866 shares held by L&G Associates One, and (b) 298,642 shares issuable upon immediately exercisable options. Mr. Lenard is General Partner of Lenard Holdings, L.P., which is the Managing Partner of L&G Associates One, and as such, may be deemed to exercise voting and investment power over such shares. He disclaims beneficial ownership of the share held by this entity except to the extent of his proportionate interest therein.

(7) Includes the information set forth in notes 2-6 above. Does not include up to approximately 4,444,819 shares issuable to Frederick W. Field upon the exercise of options which will be granted to Mr. Field if he is appointed as Chairman and Chief Executive Officer pursuant to Proposal One of this proxy. Assuming that Mr. Field is appointed as Chairman and CEO and that such shares are deemed beneficially owned as of March 31, 2001, the Company's officers and directors would beneficially own approximately 22,607,305 shares, or 51.8% of the Company's common stock.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The following table sets forth certain information regarding all executive officers and certain key employees of the Company as of March 31, 2001:


NAME                                       AGE     POSITIONS WITH THE COMPANY
----                                       ---     ---------------------------
Marc P. Geiger...........................  38      Chairman of the Board and Chief Executive Officer

Donald P. Muller.........................  40      President, ARTISTdirect Agency and Director

Keith K. Yokomoto........................  38      President, Chief Operating Officer and Director

James B. Carroll.........................  45      Executive Vice President, Chief Financial Officer
                                                   and Secretary

Richard B. Colbert.......................  44      Senior Vice President, Sales and Marketing Solutions

Pascal O. Desmarets......................  39      Senior Vice President, Information Technology

Thomas F. Fuelling.......................  38      Executive Vice President, Finance and Operations

Nicholas J. Turner.......................  41      Senior Vice President, Artist Services

         The following is a brief description of the capacities in which each of our executive officers and key employees has served during the past five years. The biographies of Marc P. Geiger, Donald P. Muller and Keith K. Yokomoto appear earlier in this Proxy Statement. See "Election of Directors."

         JAMES B. CARROLL has served as our Executive Vice President and Chief Financial Officer since May 1999. Mr. Carroll has served as our Secretary since July 1999. From November 1994 to May 1999, Mr. Carroll was a Managing Director in the Media & Entertainment Group at Bear, Stearns & Co. Inc., where he served as an investment banker to companies primarily in broadcasting and new media. From January 1989 to August 1994, Mr. Carroll was a Managing Director at Smith Barney Inc., where he co-founded the Media & Communications Group and served on the Investment Banking Management Committee. Mr. Carroll received his B.A. in Psychology from Claremont McKenna College and his M.B.A. from Harvard Business School.

         RICHARD B. COLBERT has served as our Senior Vice President of Sales and Marketing Solutions since September 1999. From October 1998 to September 1999, Mr.Colbert served as President of Northern NOMA Corp., providing consulting services to internet and broadcasting companies. From 1983 to 1998, Mr. Colbert was President of IntelliVentures, Inc., a producer and distributor of special interest video programming. From 1989 to 1993, Mr. Colbert was Senior Executive Vice President of ITC Domestic Television, a distributor of first-run television programming.

         PASCAL O. DESMARETS has served as our Senior Vice President, Information Technology since February 1999. From February 1997 to February 1999, Mr. Desmarets held various management positions in the engineering group at Optum Software. Mr. Desmarets received his B.S. in Industrial Engineering and Management from the Catholic University of Louvain, Belgium and his M.B.A. from the University of Southern California.

         THOMAS F. FUELLING has served as our Executive Vice President, Finance and Operations since October 1999. From April 1998 to September 1999, Mr. Fuelling was Vice President, Finance and CFO of Sega GameWorks, LLC. From December 1995 to March 1998, Mr. Fuelling was Executive Vice President, Finance and CFO of Village Roadshow Pictures. From March 1994 to November 1995, Mr. Fuelling was Vice President and Controller of The Samuel Goldwyn Company. From 1984 to 1994, Mr. Fuelling was a certified public accountant with Price Waterhouse LLP in its Entertainment practice unit. Mr. Fuelling received his B.S. in Business Administration from the University of Southern California and his Master of Management from Northwestern University.

         NICHOLAS J. TURNER has served as our Senior Vice President, Artist Services, since March 1999. From June 1996 to February 1999, Mr. Turner was Vice President, West Coast for N2K's Music Boulevard, and from June 1994 to June 1996, Mr. Turner founded and operated Rocktropolis. Music Boulevard and Rocktropolis are online music entertainment companies. Before founding Rocktropolis, Mr. Turner was an associate of artist manager Miles Copeland, working in various capacities with recording artists.

         Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the directors or executive officers of the Company.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides certain summary information concerning the compensation earned, by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 2000 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1999 and 2000. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2000 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                           -------------------------------
                                                                   OTHER
                                                                   ANNUAL
                                                                   COMPEN-
NAME AND PRINCIPAL POSITIONS        YEAR    SALARY       BONUS     SATION
----------------------------        ----   --------    --------    ------
Marc P. Geiger                      2000   $156,250    $120,833    $1,300
     Chairman and Chief             1999    150,000     100,000     4,715
     Executive Officer              1998    175,192      50,000        --

Donald P. Muller                    2000    156,250     104,167     1,300
     President, ARTISTdirect        1999    150,000     100,000     4,508
     Agency and Kneeling            1998    176,431      50,000        --
     Elephant Records

Keith K. Yokomoto                   2000    156,250     104,167     1,300
     President, Chief Operating     1999    150,000      50,000     6,011
     Officer and Director           1998    130,769      25,000        --

Stephen P. Rennie (1)               2000    156,250      91,667        --
     President, UBL                 1999    137,500      37,500        --
                                    1998     75,000          --        --

James B. Carroll                    2000    156,250      79,167        --
     Executive Vice President       1999     81,250      29,167        --
     and Chief Financial Officer    1998         --          --        --


                                      LONG-TERM COMPENSATION
                                ----------------------------------
                                        AWARDS            PAYOUTS
                                -----------------------   --------
                                RESTRICTED   SECURITIES
                                  STOCK      UNDERLYING     LTIP     ALL OTHER
NAME AND PRINCIPAL POSITIONS     AWARD(S)     OPTIONS      PAYOUTS  COMPENSATION
----------------------------    ----------   ----------    -------  ------------
Marc P. Geiger
     Chairman and Chief
     Executive Officer

Donald P. Muller
     President, ARTISTdirect
     Agency and Kneeling
     Elephant Records

Keith K. Yokomoto
     President, Chief Operating
     Officer and Director

Stephen P. Rennie (1)
     President, UBL

James B. Carroll
     Executive Vice President
     and Chief Financial Officer

----------------
(1) Mr. Rennie resigned in March 2001.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         The following table contains information concerning the stock options granted to the Named Executive Officers during the 2000 Fiscal Year. All the grants were made under the Company's 1999 Employee Stock Option Plan. No stock appreciation rights were granted to the Named Executive Officers during the 2000 Fiscal Year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                             ------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                             NUMBER OF   % OF TOTAL                                        AT ASSUMED ANNUAL RATES OF
                             SECURITIES    OPTIONS                    MARKET                STOCK PRICE APPRECIATION
                             UNDERLYING   GRANTED TO     EXERCISE    PRICE ON                  FOR OPTION TERM (1)
                              OPTIONS    EMPLOYEES IN    PRICE PER    DATE OF  EXPIRATION   ------------------------
     NAME                     GRANTED    FISCAL YEAR      SHARE        GRANT     DATE/          5%            10%
     ----                    ----------  -----------     ---------    -------  ----------   ----------    ----------
James B. Carroll              226,084       7.1%          12.00       12.00     3/26/07     $1,104,467    $2,573,877
Keith K. Yokomoto             696,831      21.8           13.928       6.9375   3/30/07             --            --
Stephen P. Rennie (2)         238,913       7.5           13.928       6.9375   3/30/07             --            --

--------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.

(2)  Mr. Rennie resigned in March 2001.

AGGREGATED OPTION\FISCAL YEAR-END VALUE

         The following table provides information, with respect to the Named Executive Officers, concerning unexercised options held by them at the end of the 2000 Year. None of Named Executive Officers exercised any stock appreciation rights during the 2000 Fiscal Year and no stock appreciation rights were held by the Named Executive Officers at the end of such year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                            NUMBER OF UNEXERCISED OPTIONS    VALUE OF UNEXERCISED IN-THE-MONEY
                                AT FISCAL YEAR END (#)         OPTIONS AT FISCAL YEAR END ($)
                            -----------------------------    ---------------------------------
     NAME                   EXERCISABLE     UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
     ----                   -----------     -------------    ----------------   --------------
James B. Carroll              286,990          172,194               0                 0
Keith K. Yokomoto                0             696,831               0                 0
Stephen P. Rennie(1)             0             238,913               0                 0

--------------
(1) Mr. Rennie resigned in March 2001.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         We have entered into employment agreements with our named executive officers. The compensation and dates of employment under the employment agreements are as follows:

         MARC GEIGER

         In July 1998, we entered into an employment agreement with Marc Geiger, our Chairman and Chief Executive Officer which provides for the following:

         - Mr. Geiger is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

         - The initial term of his employment expires July 27, 2001, with automatic extensions for successive one-year periods.

         - The agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than:

            (1) due to a disability,

            (2) for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties,

            (3) due to Mr. Geiger's death, or

            (4) if he terminates his employment for other than "good reason,"
                such as an adverse change of duties, a reassignment of location, or a material breach of our obligations to him.

         - If Mr. Geiger's employment is terminated for cause or disability, or he resigns for other than good reason, he is prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

         DONALD MULLER

         In July 1998, we entered into an employment agreement with Donald Muller, the President of ARTISTdirect Agency and Kneeling Elephant Records, and one of our directors, which provides for the following:

         - Mr. Muller is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

         - The initial term of the agreement expires July 27, 2001, with automatic extensions for successive one-year periods.

         - The agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than:

            (1) due to a disability,

            (2) for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties,

            (3) due to Mr. Muller's death, or

            (4) if he terminates his employment for other than "good reason,"
                such as an adverse change of duties, a reassignment of location, or a material breach of our obligations to him.

         - If Mr. Muller's employment is terminated for cause or disability or resigns for other than good reason, he is prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

         KEITH YOKOMOTO

         In January 1998, we entered into an employment agreement with Keith Yokomoto, our President and Chief Operating Officer, which provides for the following:

         - Mr. Yokomoto was paid an annual salary of $100,000 for the first five months of the agreement and $150,000 thereafter, with a guaranteed bonus of $50,000 the second year and $100,000 for each year thereafter.

         - The initial term of the agreement expired December 31, 2000, and ARTISTdirect has an option to extend the term for two additional one-year periods. We are currently in discussions to renew this agreement but do not know whether we will be able to negotiate a new agreement.

         - The agreement provides for the payment of his salary and a guaranteed bonus for the lesser of:

           (1) twelve months after the date of termination, or

           (2) until the end of the agreement, if he is terminated other than due to a disability, death, for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties.

         Mr. Yokomoto also signed a separate agreement concurrently with his employment agreement which prohibits him from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee for the later of one year after termination of employment, or the expiration of the then-current period of the term of the agreement.

         JAMES CARROLL

         In May 1999, we entered into an employment agreement with James Carroll, our Chief Financial Officer, which provides for the following:

         - Mr. Carroll is paid an annual salary of $150,000 and a guaranteed annual bonus of $50,000.

         - The initial term of the agreement expires May 23, 2001, and ARTISTdirect has an option to extend the term for one additional year.

         - The employment agreement provides that if Mr. Carroll's employment is terminated other than due to a disability, death or for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties, he will be paid his base salary for the lesser of:

            (1) six months after the date of termination, or

            (2) the remainder of the agreement.

         - If Mr. Carroll is terminated for cause, he is prohibited from competing with ARTISTdirect until the date the agreement would otherwise have expired. Mr. Carroll is also prohibited from attempting to hire any ARTISTdirect employee for one year following the later of:

            (1) the date the agreement expires, or

            (2) the actual date of termination.

         The Compensation Committee of the Board of Directors has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

                             AUDIT COMMITTEE REPORT

         The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto.

         The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT

         The audit committee has reviewed and discussed the Company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

         The audit committee has discussed with KPMG LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

         The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with KPMG LLP the independence of KPMG LLP from the Company.

CONCLUSION

         Based on the review and discussions referred to above, the committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


                                                Submitted by the Audit Committee
                                                of the Board of Directors

                                                Clifford H. Friedman
                                                Dara Khosrowshahi
                                                Stephen M. Krupa

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Messrs. Friedman, Krupa and Lenard. Neither of these individuals was an officer or employee of ARTISTdirect at any time during the 2000 fiscal year or at any other time. No current executive officer of ARTISTdirect has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of ARTISTdirect's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         ARTISTdirect will include its Compensation Committee's Report on Executive Compensation in its definitive proxy statement delivered to stockholders.

STOCK PERFORMANCE GRAPH

         The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Market Index and the Media General Internet Information Provider Index for the period from March 28, 2000, the date of our initial public offering, to December 29, 2000, the last trading day of the 2000 Fiscal Year.


Company/Index/Market                    March 28, 2000    December 29, 2000
--------------------                    --------------    -----------------
ARTISTdirect, Inc.                         $100.00              $ 5.32
MG Internet Information Provider Index      100.00               33.97
NASDAQ Market Index                         100.00               53.34

----------------

(1) The graph assumes that $100 was invested in the Company on March 28, 2000, in the Common Stock and in each index, and that all dividends were reinvested. The Company has not paid or declared any cash dividends on the Common Stock.

(2) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report on Executive Compensation is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN TRANSACTIONS

         Since January 1, 2000 there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions contemplated in Proposal Three of this proxy or as described below.

         In February 2001 the Company loaned Marc Geiger, the Company's Chairman and Chief Executive Officer $150,000. The term of the loan is one year and the loan bears an interest rate of 7%.

         For the year ended December 31, 2000, the Company paid Lenard & Gonzalez LLP $464,000 for legal services provided to the Company. Allen Lenard, one of the Company's directors, is Managing Partner of Lenard & Gonzalez LLP.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2000 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

         On April 2, 2001, the Company filed with the Securities and Exchange Commission an Annual Report on Form 10-K. A copy of this report has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. We are mailing the report on Form 10-K, as filed with the SEC, to the stockholders. No separate annual report to the stockholders was prepared by the Company. Stockholders may obtain additional copies of the report on Form 10-K, without charge, by writing to Investor Relations, ARTISTDIRECT, INC., 5670 Wilshire Boulevard, Los Angeles, California 90036.


                                                  THE BOARD OF DIRECTORS OF
                                                  ARTISTDIRECT, INC.

Dated: April __, 2001

                                   APPENDIX A

                       WRITTEN CHARTER OF AUDIT COMMITTEE

                                     CHARTER
                                     OF THE
                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                               ARTISTDIRECT, INC.

I. PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors (the "Board") of ARTISTdirect, Inc. (the "Corporation") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

         1. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

         2. Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

         3. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an "independent director," and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment as a member of the Audit Committee. An "independent director" is a director other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.1 All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.


-----------------
(1)  The following persons shall not be considered independent:

     (a) a director who is employed by the Corporation or any of its affiliates for the current year or any of the past three years;

     (b) a director who accepts any compensation from the Corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

     (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     (e) a director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with
Section IV.4. below. The Committee shall keep a record of its proceedings and report the same at a subsequent meeting of the Board, or as otherwise required by law, or whenever it shall be called upon by the Board to do so.

IV. RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         DOCUMENTS/REPORTS REVIEW

         1. Review and update this Charter periodically, at least annually, as conditions dictate.

         2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

         3. Review the regular internal reports to management (including, without limitation, the Corporation's annual budgets and interim forecasts) prepared by the internal auditing department and management's response.

         4. Review the Corporation's strategic plan periodically, at least annually, as conditions dictate.

         INDEPENDENT ACCOUNTANTS

         5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

         6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

         7. Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

         FINANCIAL REPORTING PROCESSES

         8. In consultation with the independent accountants and the internal auditors, review the organization's annual audit plan in order to assure, among other things, the completeness of the coverage.

         9. In consultation with the independent accountants, review the results of the annual audit.

         10. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

         11. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting, including, without limitation, whether management's choices of accounting principles are conservative, moderate or aggressive from the perspective of income, asset and liability recognition and whether those principles are common practices or are minority practices.

         12. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

         PROCESS IMPROVEMENT

         13. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

         14. Review the independent accountants' findings and recommendations on accounting and internal control matters as contained in their annual letter to the Committee and to management and review management's response and action plans to address the audit findings and recommendations.

         15. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         16. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

         17. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

         ETHICAL AND LEGAL COMPLIANCE

         18. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

         19. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

         20. Review activities, organizational structure, and qualifications of the internal audit department.

         21. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

         22. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

         23. Investigate any matter brought to the Committee's attention within the scope of its duties and recommend to the Board retention of outside counsel as appropriate.

         24. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                     OF THE
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               ARTISTDIRECT, INC.

                    Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

         ARTISTdirect, Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

         FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation's Third Amended and Restated Certificate of Incorporation to reclassify, change, and convert each five (5) outstanding shares of the Corporation's Common Stock, par value $0.01 per share, into one (1) share of Common Stock, par value $0.01 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2001 Annual Meeting of Stockholders.

         SECOND: That upon the effectiveness of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, the Third Amended and Restated Certificate of Incorporation is hereby amended by adding a new Article TENTH to read as follows:

                                   "ARTICLE X

               Each five shares of the Common Stock, par value $0.01 per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Pacific Daylight Savings Time on May 29, 2001 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $0.01 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by five shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the closing bid and closing asked prices of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time."

         THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2001 Annual Meeting of Stockholders held on May 29, 2001.

         FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by Marc P. Geiger, its Chairman and Chief Executive Officer, and attested to by James B. Carroll, its Executive Vice President, Chief Financial Officer and Secretary, this ____ day of April, 2001.


                                               ARTISTDIRECT, INC.


                                               By:
                                                   -----------------------------
                                                   Marc P. Geiger
                                                   Chairman and Chief Executive
                                                   Officer


ATTEST:



-----------------------------------
    James B. Carroll
    Executive Vice President, Chief
    Financial Officer and Secretary

                               ARTISTDIRECT, INC.

                                      PROXY

                  Annual Meeting of Stockholders, May 29, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               ARTISTDIRECT, INC.

         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Tuesday, May 29, 2001 and the Proxy Statement and appoints Marc P. Geiger and James B. Carroll, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ARTISTDIRECT, INC. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2001 Annual Meeting of Stockholders of the Company to be held at __________________________________ on Tuesday, May 29,
2001 at _____ _.m. Pacific Daylight Savings Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

        1. To elect three directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

                                                       WITHHOLD AUTHORITY
                                      FOR                    TO VOTE
           Keith K. Yokomoto     _____________         __________________

           Frederick W. Field    _____________         __________________

           Benjamin Moody        _____________         __________________

        2. To ratify the appointment of KPMG LLP as independent accountants of      FOR       AGAINST     ABSTAIN
           the Company for the fiscal year ending December 31, 2001.

        3. To approve the formation of a record label company as a co-venture       FOR       AGAINST     ABSTAIN
           between the Company and Frederick W. Field.

        4. To approve an amendment to the Company's Certificate of Incorporation    FOR       AGAINST     ABSTAIN
           to effect a one-for-five reverse stock split.

        5. In accordance with the discretion of the proxy holders, to act upon      FOR       AGAINST     ABSTAIN
           all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

         The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Please print the name(s) appearing
on each share certificate(s) over
which you have voting authority:
                                  ----------------------------------------------
                                           (Print name(s) on certificate)

Please sign your name:                                      Date:
                      ------------------------------------       ---------------
                           (Authorized Signature(s))